Ex 5.1 Adam S. Tracy, Esq.

Securities Compliance Group, Ltd.

800 W. Fifth Ave Suite 201a

Naperville, IL 60563

(888) 978-9901

at@ibankattorneys.com

May 14, 2014

Toshoan Holdings, Inc.

1-1-36 Nishiawaji

Higashiyodogawa-Ku

Osaka 533-0031 Japan

Re: Opinion of Counsel – Registration Statement of Form S-1

To the Board of Directors:

I have been engaged as counsel to Toshoan Holdings, Inc. in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 2,000,000 common shares to be sold by Toshoan Holdings, Inc., a Delaware corporation, as well as 70,000,000 common shares to be sold certain shareholders of the Company.

In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the 72,000,000 common shares being sold pursuant to the registration statement are duly authorized and have been issued in the manner described in the registration - legally and validly issued, fully paid and non-assessable.

I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

Yours very truly,

/s/ Adam S. Tracy

Adam S. Tracy